Exhibit 10 (a) (ii)

LETTER AGREEMENT BETWEEN METROPARK, LTD AND ISSUER DATED JULY 31, 2020

July 31, 2020

Ms. Susan Johnson, Treasurer

Capital Properties, Inc.

5 Steeple Street, Unit 303

Providence, RI 02903

RE:    Covid-19 Parking Lot Revenue Sharing

VIA Email

Dear Susan:

The Covid-19 pandemic and Rhode Island’s stay-at-home orders have had a significant adverse impact on Metropark.  In mid-March, we closed our lots as there were few parking customers.  We expect our operations will slowly return to normal over the next several months as the State has lifted the stay-at-home order and is gradually permitting certain business to resume operations. Accordingly, we are proposing to adjust our rental obligations under that certain lease between Capital Properties, Inc. and Metropark, Ltd, dated January 1, 2017 (the “Lease”) as described herein. All other covenants, terms and conditions of the Lease remain in full force and effect without modification.

To date we have paid all the rent due for the parking lots through March and have paid $32,290.75 towards the April through July rent resulting in a balance due CPI of $146,654.72 on July 31, 2020. The $146,654.72 together with the difference between our contractual rental obligation under the Lease of $44,673 per month (the “Monthly Contractual Rent”) and the amounts actually paid by us during the period from April 1, 2020 to the date of our return to payment of the Monthly Contractual Rent as required by this letter agreement is referred to as the “Cumulative Rental Arrearage”  We will not be in a position to pay the Contractual Monthly Rent until operations are at approximately 80% of pre-pandemic levels.

Until that level of operations is achieved, I propose that our partial monthly rental payment to CPI be based on an allocation of the total monthly revenue collected using the percentages noted in the table below.  As discussed, Metropark will keep 100% of the first $20,000 of revenue collected and will split the amount in excess of the $20,000 in accordance with the percentages noted in the table below.  The full amount of rent will be due once the lots generate $70,000 per month.

	Revenue Split
Total Revenue	Metropark Share	Capital Share

$0 - $20,000	100%	0%
$20,001 - $29,999	50%	50%
$30,000 - $39,999	40%	60%
$40,000 - $69,999	30%	70%
Over $70,000		Full rent due

By way of example, if August’s revenue is assumed to be $38,000, Metropark would keep $28,200 and make a partial payment of $9,800 to CPI:

Total Revenue	Assumed Revenue for August $38,000	Metropark Share	CPI Share

$0 - $20,000	$20,000	$20,000	$0
$20,001 - $29,999	10,000	5,000	5,000
$30,000 - $39,999	8,000	3,200	4,800
	$38,000	$28,200	$9,800

My intention is to pay all of the past due rent once operations return to “normal”. Once we have returned to paying the Monthly Contractual Rent, the amount of the Cumulative Rental Arrearage will be paid beginning with first day of month next following return to full payment of Monthly Contractual Rent by sharing with you fifty (50) percent of the revenues of the lots in excess of $70,000 per month until the arrearage has been discharged. If prior to payment in full of the arrearage, one or more lots is removed from the lease for development by you, the amount of the then unpaid Cumulative Rental Arrearage in the ratio of the number of parking spaces on the removed lot to the total parking spaces on all the lots prior to such lot’s removal shall be deemed paid in full. When the Cumulative Rental Arrearage has been paid in full, we will then become subject to the rental provisions of the Lease.

If you are in agreement with the above proposal, please sign and return this letter to me.

Sincerely,

/s/ Charles Meyers

Charles Meyers

President

AGREED AND ACCEPTED:

Capital Properties, Inc

By:                   /s/ Susan R. Johnson

Print Name:      Susan R. Johnson

Title:                 Treasurer